Exhibit (h)(41)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), effective as of the 1st day of May, 2023.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Foreign Fund, MML Fundamental Value Fund, MML International Equity Fund, MML Small Cap Growth Equity Fund, MML Small Company Value Fund, and MML American Funds Core Allocation Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of a Fund and the Manager:

I.	Expense Limitation

The Manager agrees to

(i)	waive 0.01% of the advisory fees of the MML Foreign Fund through April 30, 2024;

(ii)	waive 0.02% of the advisory fees of the MML Fundamental Value Fund through April 30, 2024;

(iii)	waive 0.10% of the advisory fees of the MML International Equity Fund through April 30, 2024;

(iv)	waive 0.03% of the advisory fees of the MML Small Cap Growth Equity Fund through April 30, 2024;

(v)	waive 0.15% of the advisory fees of the MML Small Company Value Fund through April 30, 2024; and

(vi)	cap the fees and expenses of the MML American Funds Core Allocation Fund (other than extraordinary legal and other expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through April 30, 2024, to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed 1.01% for Service Class I shares.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 28th day of April, 2023.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele, Vice President

MML SERIES INVESTMENT FUND
on behalf of each Fund

By:	/s/ Renee Hitchcock
Renee Hitchcock, CFO and Treasurer